[TerraVia logo]
July 27, 2016

Apurva S. Mody

Dear Apurva,

TerraVia Holdings, Inc. (the “Company”) is pleased to offer you employment as Chief Executive Officer (the “CEO”) of the Company on the terms set forth in this offer letter, contingent on my completing references and receiving formal approval from TerraVia’s Compensation Committee.
As CEO, you will have all of the duties, authority and responsibilities customarily associated with such position at similar companies. You will report to the TerraVia Board of Directors (the “Board”) and while you are the CEO the Company will nominate you, and support your nomination, as a TerraVia director at any election of directors TerraVia may have.
Your annualized base salary will be $600,000, paid every two weeks according to our normal payroll schedule and subject to standard deductions and withholding. Your annual target bonus will be equal to 70% of your base salary. Your actual bonus, if any, will be between 0% and 200% of your base salary, as determined by the TerraVia Compensation Committee, in its reasonable discretion, based upon its good faith evaluation of your performance, TerraVia’s performance, and any other relevant considerations. In lieu of a 2016 bonus, a commitment and true-up payment (“CTP”) equal to 70% of the total amount of base salary received in 2016 will be paid to you contemporaneously with 2016 bonus payments made to the TerraVia executive team. You must be employed through the bonus payment date in order to be eligible for any such annual bonus or CTP. Your base salary and target bonus will be reviewed on an annual basis by the Compensation Committee.

TerraVia will also reimburse legal expenses of up to $10,000 you incur for your attorney to review this letter, associated documents and your employment terms hereunder.

You will not be required to relocate to the San Francisco area for up to fifteen (15) months from your commencement date. To assist with your relocation, TerraVia will reimburse you for up to $250,000 in relocation expenses (including but not limited to realtor commission and closing costs for the sale of your current home, house hunting trips, closing costs for the purchase of a home in the San Francisco area, costs of packing, moving, insurance, and storage of all household goods etc.).  In the event that you voluntarily leave TerraVia within twelve (12) months of your relocation without Good Reason as defined in plan documents, you agree to repay the full gross amount of the reimbursed expenses within thirty (30) days of your departure, and TerraVia agrees to make corresponding adjustments to whatever W-2 and other tax forms may be implicated. In addition, TerraVia will pay to you for your commuting expenses (such as temporary housing, related expenses and travel) $7,000 per month in a lump sum on or before the tenth (10th) day of the month for up to fifteen (15) months (thus a maximum of $105,000), subject to all tax withholdings, payable until your relocation to the San Francisco area. Please consult your tax advisor regarding the tax consequences of the relocation reimbursements and commuter expense payments, as TerraVia makes no representations regarding the taxation of these payments.

As an employee, you are eligible to receive the employee benefits provided to other senior executives of the Company as listed in TerraVia’s benefit summary, a copy of which has been provided to you separately and is incorporated by reference herein. You should note that TerraVia may modify benefits from time to time as it deems necessary for all senior executive employees generally. Notwithstanding the foregoing, you will be entitled to at least four (4) weeks of paid time off each year, or such greater amount as Company policy may permit.
Subject to the approval of the TerraVia Compensation Committee, you will be granted a stock option to purchase 1,500,000 shares of TerraVia common stock, at a per share exercise price equal to the per share fair market value of the common stock on the date of grant, pursuant to the TerraVia 2011 Equity Incentive Plan, which is incorporated by reference herein (the “Plan”). The term of such stock option will be 10 years, subject to earlier expiration in the event of the termination of your service with TerraVia. Such stock option will vest and be exercisable as to 250,000 shares on your employment commencement date, 25% of the remaining 1,250,000 shares covered by the option (312,500 shares) on the first year anniversary of your employment commencement date and the remaining 75% of the shares (937,500 shares) will vest in 36 equal monthly installments, with the first monthly installment vesting 1 month following the first year anniversary of your employment commencement date, as long as you remain employed by TerraVia. Such stock option will be subject to the provisions of the Plan and the applicable form of stock option agreement thereunder.
In addition, subject to the approval of the TerraVia Compensation Committee, you will be granted restricted stock units (“RSUs”) covering 300,000 shares of TerraVia common stock, pursuant to the Plan. Such grant will vest as to 50,000 RSUs on your employment commencement date, 25% of the remaining 250,000 RSUs (62,500 RSUs) approximately one year after your employment commencement date, with the remaining 75% of the RSUs (187,500 RSUs) vesting in 6 equal installments of 31,250 RSUs semi-annually thereafter, as long as you remain employed by TerraVia. Such RSU grant will be subject to the provisions of the Plan and the applicable form of restricted stock unit agreement thereunder.
Your employment with TerraVia is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, TerraVia is free to conclude its employment relationship with you at any time, with or without cause for any lawful reason, and with or without notice. Notwithstanding the foregoing, you are eligible for the TerraVia Executive Severance and Change in Control Plan, a copy of which has been provided to you separately and is incorporated by reference herein. Your participation in that plan will be as a Group A participant.
For purposes of federal immigration law, you will be required to provide to TerraVia documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within 3 business days of your date of hire.
We ask that, if you have not already done so, you disclose to us any and all agreements relating to your prior employment that may affect your eligibility to be employed by TerraVia or limit the manner in which you may be employed. It is our understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.
You agree that, during the term of your employment with TerraVia, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which TerraVia is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to TerraVia. Similarly, you agree not to bring any third party confidential information to TerraVia, including that of any former employers.
As a condition of your employment, you are also required to sign and comply with a Proprietary Information and Inventions Agreement (“Inventions Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at TerraVia, and non-disclosure of TerraVia proprietary information. Please note that we must receive your signed Inventions Agreement before you commence work for TerraVia.
TerraVia will enter into its standard Indemnification Agreement for executive officers with you, which is incorporated by reference herein. Furthermore, during your service as an officer of TerraVia, you will be covered by TerraVia’s directors and officers (D&O) liability insurance as in effect from time to time to the same extent as other covered individuals.
You hereby authorize TerraVia to use, reuse, and to grant others the right to use and reuse in a non-disparaging manner your name, and biographical information, as well as any photograph, likeness (including caricature), and voice recording generated during your employment with TerraVia that relates to TerraVia, and any reproduction or simulation thereof, in any media now known or hereafter developed (including, but not limited to film, video and digital or other electronic media), both during and after your employment, for whatever lawful and appropriate purposes TerraVia reasonably and in good faith deems necessary for its business.
It is important that you agree with us that this offer letter and the documents incorporated by reference herein constitutes the entire statement with respect to the terms of your employment at TerraVia and that there are no oral agreements or understandings or any other written agreements that directly or indirectly affect the employment relationship between us and you. If there are any, please do not sign this letter until you have consulted with me and the parties have either modified this letter to state those understandings or agreed that there are no such understandings or agreements.
We are very excited about having you join the TerraVia team and hope you will find this to be a challenging, exciting and enjoyable work environment. To indicate your acceptance of our offer, please sign and date this letter agreement in the space provided below and return it to me along with the signed Inventions Agreement. This offer shall expire on July 31, 2016 if not accepted prior to such date. We understand that your expected employment commencement date is August 22, 2016. If you have any questions regarding this letter agreement, feel free to contact me.
Sincerely,

/s/ Jonathan Wolfson
Jonathan Wolfson
Chairman and Chief Executive Officer

Accepted and agreed:
__/s/ Apurva S. Mody_____
Apurva S. Mody

Date: _________________

TerraVia Holdings, Inc., 225 Gateway Boulevard, South San Francisco, California 94080